Exhibit 99.1

Press Release

Contact:	Matthew M. Partridge Senior Vice President, Chief Financial Officer & Treasurer (386) 944-5643 mpartridge@alpinereit.com

FOR IMMEDIATE RELEASE	ALPINE INCOME PROPERTY TRUST INREASES QUARTERLY DIVIDEND BY 10% AND DECLARES DIVIDEND FOR THE FOURTH QUARTER 2020

DAYTONA BEACH, FL, October 21, 2020 – Alpine Income Property Trust, Inc. (NYSE: PINE) (the “Company”) announced today that its Board of Directors has authorized, and the Company has declared, an increase in the Company’s quarterly cash dividend to $0.22 per share of common stock for the fourth quarter of 2020 from its previous quarterly cash dividend of $0.20 per share of common stock.  The dividend is payable on December 31, 2020 to stockholders of record as of the close of business on December 15, 2020.  The 2020 fourth quarter cash dividend represents a 10.0% increase over the Company’s previous quarterly dividend and an annualized yield of approximately 6.1% based on the closing price of the common stock on October 20, 2020.

About Alpine Income Property Trust, Inc.

Alpine Income Property Trust, Inc. (NYSE: PINE) is a publicly traded real estate investment trust that acquires, owns and operates a portfolio of high-quality single-tenant net leased commercial income properties.

We encourage you to review our most recent investor presentation which is available on our website at http://www.alpinereit.com.

SAFE HARBOR

This press release may contain “forward-looking statements.” Forward-looking statements include statements that may be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include general business and economic conditions, continued volatility and uncertainty in the credit markets and broader financial markets, risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters, the impact of the COVID-19 Pandemic on the Company’s business and the business of its tenants and the impact on the U.S. economy and market conditions generally,  other factors affecting the Company’s business or the business of its tenants that are beyond the control of the Company or its tenants, and the factors set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.